Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (including the exhibits and schedules attached hereto, this “Agreement”) is made and entered into this 9th day of February, 2007 by and between MANDEKIC COMPANIES, LLC, a Nevada limited liability company (“Purchaser”) and SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation (“Seller”).

RECITALS

A.            Seller is the sole owner of improved real property located at 3227 Civic Center Drive, in the City of North Las Vegas, County of Clark, State of Nevada, consisting of approximately 5.5 acres, identified by Clark County Assessor’s Parcel Numbers 139-11-803-002, 139-11-815-001 and 139-11-815-003 and more particularly described in Exhibit “A” attached hereto and incorporated herein (the “Real Property”) upon which Seller operates a hotel, casino,restaurant, bar and related businesses commonly known as the Ramada Inn Speedway Hotel and Casino (collectively, the “Business”, also referred to herein as the “Hotel”).

B.            Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of Seller’s right, title and interest in and to the Real Property, the improvements thereon, and the tangible and intangible assets of Seller used in the ownership and operation of the Seller’s Business.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Definitions.

(a)           Terms.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“AAI Rules” means the Rules published by the United States Environmental Protection Agency for All Appropriate Inquiry Standards and the requirements of ASTME1527-05.

“Accounts Receivable” means all accounts receivable (including receivables for food, beverages, telephone and casino credit), notes receivable and indebtedness for borrowed money or overdue accounts receivable, in each case, due and owing by any third party, but not including the Tray Ledger.

“Agreement” has the meaning ascribed to it in the introductory paragraph.

“Americans With Disabilities Act” means 42 USC § 12101, et seq. and all laws or regulations from time to time applicable to the Business governing use, access and accommodations.

“Assignment Agreement” has the meaning ascribed to it in Section 11(a)(iii).

“Assumed Liabilities” has the meaning ascribed to it in Section 7(a).

“Benefit Plans” has the meaning ascribed to it in Section 8(q).

“Books and Records” has the meaning ascribed to it in Section 3(a)(xi).

“Business” has the meaning ascribed to it in Recital A.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Nevada.

“Casino” means that portion of the Business consisting of licensed gaming.

“Closing” shall mean the closing of the purchase and sale of the Purchased Assets in accordance with Section 13(a).

“Closing Date” shall mean the date of Closing provided for in Section 10.

“Closing Statement” shall mean the statement prepared by the parties in accordance with Section 13(e).

“Contracts” means all contracts, agreements and obligations currently in force relating to the Purchased Assets, including, without limitation, all sale, management, construction, insurance, commission, architectural, engineering, operating, employment, service, supply and maintenance agreements.

“Deed” has the meaning ascribed to it in Section 11(a)(i).

“Defect Notice” has the meaning ascribed to it in Section 5(b).

“Defects” has the meaning ascribed to it in Section 5(b).

“Deposit” has the meaning ascribed to it in Section 2(b).

“DOV” has the meaning ascribed to it in Section 11(a)(iv).

“Earnest Money” has the meaning ascribed to it in Section 2(b).

“Effective Date” means the date on which both Seller and Purchaser have executed this Agreement.

“Electronic Books and Records” has the meaning ascribed to it in Section 3(d).

“ERISA” has the meaning ascribed to it in Section 8(q).

“Excluded Assets” has the meaning ascribed to it in Section 3(b).

“Excluded Liabilities” has the meaning ascribed to it in Section 7(b).

“Extension Fee” has the meaning ascribed to it in Section 13(b).

“Extension Period” has the meaning ascribed to it in Section 13(b).

“Federal Tax Law” means the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1986 Tax Reform Act, as amended.

“FF&E” has the meaning ascribed to it in Section 3(a)(iii).

“FIRPTA” means the Affidavit which is signed at Closing as it is stated to be a Closing Document.

“Financial Information” has the meaning ascribed to it in Section 8(j).

“Gaming Approvals” means all regulatory registrations, findings of suitability, licenses, consents, approvals, waivers and authorizations that are necessary for Seller to sell and Purchaser or Gaming Operator, as applicable, to acquire the Gaming Assets, and for Purchaser or Gaming Operator, as applicable, to conduct nonrestricted gaming operations at the Casino.

“Gaming Assets” means all Gaming Equipment and Gaming Contracts.

“Gaming Assignment” has the meaning ascribed to it in Section 25(d).

“Gaming Bill of Sale” has the meaning ascribed to it in Section 25(d).

“Gaming Contracts” means all Contracts that Purchaser agrees to assume pursuant to Section 7(a) herein specifically relating to, or specifically used in connection with, the operation of the Casino.

“Gaming Equipment” means any and all gaming devices (as defined in NRS 463.0155), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in NRS 463.014), mobile gaming systems (as defined in NGC Regulation 14.010(11)) and associated equipment (as defined in NRS 463.0136), which are now located at the Casino as of the date of this Agreement and used or usable exclusively in the present or future operation of all or any portion of the Casino, or ordered for future use at the Casino as of the Closing.

“Gaming Liabilities” means the Assumed Liabilities specifically relating to the operation of the Casino.

“Gaming Operator” means an entity or person designated by Purchaser in its sole discretion to operate the Casino following the Closing upon its obtaining all necessary Gaming Approvals.

“Gaming Taxes” means the quarterly fee for a gaming license for a restricted operation (NRS 463.373), the annual excise tax on slot machines (NRS 463.385), and any and all other license fees or taxes imposed on the operation of the Gaming Assets by any governmental agency having jurisdiction over the Purchased Assets.

“Governmental Authorities” shall mean any governmental or quasi-governmental body or agency having jurisdiction over the Purchased Assets and/or Seller, including, without limitation, the State of Nevada, City of North Las Vegas and Clark County, Nevada.

“Governmental Regulation” shall mean any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard reduction, and building and fire codes) of the Governmental Authorities bearing on the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Purchased Assets.

“Hazardous Substances” means any substance: (i) the presence of which requires investigation, remediation or disclosure under any present federal, state or local statute, regulation, ordinance, order, action, policy or common law; (ii) the presence of which causes or threatens to cause a nuisance or other harm upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property; and/or (iii) including, without limitation, waste, pollutants, oil or other hazardous substances, including, without limitation, petroleum or petroleum products, radioactive, flammable or explosive substances, asbestos or asbestos-containing materials, polychlorinated biphenyls and all materials and wastes which are or become classified as “hazardous substances”, “hazardous materials” and/or “toxic substances” under any applicable law, as the same may be amended from time to time, including, but not limited to, the Resource Conservation and Recovery Act, (RCRA) (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. § 9601, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the Clean Water Act (33 U. S. C. § 1251, et. seq.), and the Clean Air Act (42 U. S. C. § 7401, et. seq.).

“House Funds” means all of Seller’s cash and cash equivalents located at the Hotel, including, without limitation, cash, negotiable instruments, and other cash equivalents located in cages, drop boxes, slot machines and other gaming devices, cash on hand for the property manager’s petty cash fund and cashiers’ banks, coins and slot hoppers, carousels, slot vault and poker bank, and the funds in any bank accounts maintained by Seller.

“Hotel” has the meaning ascribed to it in Recital A.

“Improvements” has the meaning ascribed to it in Section 3(a)(ii).

“Indemnifying Party” has the meaning ascribed to it in Section 23(d).

“Indemnitee” has the meaning ascribed to it in Section 23(d).

“Intangible Property” has the meaning ascribed to it in Section 3(a)(x).

“Key Persons” has the meaning ascribed to it in Section 8(n).

“Leases” means all leases or other agreements permitting the use or occupancy of space on, under, over or about the Real Property, including all amendments and exhibits thereto and assignments thereof.

“Losses” has the meaning ascribed to it in Section 23(a).

“Markers” means, as it relates to Seller, any credit instrument as defined in NRS 463.0147.

“Monetary Encumbrances” has the meaning ascribed to it in Section 5(d).

“Nevada Gaming Authorities” means the Nevada Gaming Control Board, the Nevada Gaming Commission and the City of North Las Vegas.

“Non-Monetary Defect” has the meaning ascribed to it in Section 5(b).

“Notice Period” has the meaning ascribed to it in Section 5(b).

“NRS” means the Nevada Revised Statutes.

“Operating Supplies” has the meaning ascribed to it in Section 3(a)(iv).

“Permits” has the meaning ascribed to it in Section 8(n).

“Permitted Exceptions” has the meaning ascribed to it in Section 5(a).

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, limited liability partnership, governmental authority, or other entity of whatever nature.

“Personal Property” has the meaning ascribed to it in Recital 3(2)(viii).

“Project Capital Expenditures” has the meaning ascribed to it in Section 14(h).

“Purchased Assets” has the meaning ascribed to it in Section 3(a).

“Purchase Price” has the meaning ascribed to it in Section 4.

“Purchaser” has the meaning ascribed to it in the introductory paragraph.

“Purchaser’s Closing Deliveries” has the meaning ascribed to it in Section 11(b).

“Ramada Agreements” shall mean the License Agreement dated as of September 4, 1998, as amended as of March 22, 1999, and as further amended as of January 27, 2005, by and between Ramada Franchise Systems, Inc., Speakeasy Gaming of Las Vegas, Inc., and MTR Gaming Group, Inc., and the ancillary agreements executed in connection therewith, relating to a license to operate a Ramada® System Unit located at 3227 Civic Center Drive, Las Vegas, NV 89030, designated as Unit # 5692-85312.

“Real Property” has the meaning ascribed to it in Recital A.

“Recognized Environmental Condition” shall mean the presence or likely presence of any Hazardous Substance on the Real Property under conditions that indicate an existing release, a past release or a material threat of release of any Hazardous Substance into structures on the Real Property or into the ground, groundwater, or surface water of the Real Property.

“Seller” has the meaning ascribed to it in the introductory paragraph.

“Seller’s Affiliates” has the meaning ascribed to it in Section 9(b).

“Seller’s Closing Deliveries” has the meaning ascribed to it in Section 11(a).

“Seller’s Deposits” means any deposits for rooms and/or services furnished relating to the pre-closing period, including, but not limited to, all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon) and all money stored on deposit at the Hotel belonging to, and stored in an account for a person.

“Seller’s Employees” has the meaning ascribed to it in Section 8(p).

“Serta Expenditure” has the meaning ascribed to it in Section 14(h).

“Survey” has the meaning ascribed to it in Section 5.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority or other Governmental Authorities, including income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer taxes, and shall include any Liability for the taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

“Title Insurance Company” shall mean Nevada Title Company, 2500 N. Buffalo, Suite 150, Las Vegas, Nevada  89128 (Attention:  Troy Lochhead) or such other nationally recognized title insurance company that may be designated by the Purchaser.

“Title Report” has the meaning ascribed to it in Section 5(a).

“Title Policy” has the meaning ascribed to it in Section 12(a)(iii).

“Tray Ledger” means any accounts receivable of registered guests who have not checked out and who are occupying rooms at the Hotel on the evening of the Closing Date.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local law.

(b)           Interpretation.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.

2.             Deposit.

(a)           Deposit.  Contemporaneously with the execution by Purchaser of this Agreement, Purchaser will deliver to the Title Insurance Company the amount of Six Hundred Fifty Thousand Dollars ($650,000) to be held by the Title Insurance Company as a deposit (the “Earnest Money”, and together with any interest earned thereon, and together with any Extension Fees, the “Deposit”).  Upon Closing, the Deposit shall be applicable to the Purchase Price.  Upon termination of this Agreement, the Deposit shall be payable pursuant to Section 15.  All interest earned on the Deposit shall inure to the benefit of the party entitled to the Deposit.  The Title Insurance Company shall hold the Deposit in an interest-bearing account in a federally insured commercial bank, money market account, overnight repurchase agreements, or other similar investments, so long as the funds are available on one (1) business day’s notice.

(b)           Disputes.  If there is a dispute between the parties concerning the Seller’s or Purchaser’s right to receive the Deposit, the Title Insurance Company shall continue to hold the Deposit in an interest-bearing account, in accordance with the terms of this Section 2, until the dispute is resolved by the Seller and the Purchaser or until otherwise directed by a court of competent jurisdiction.  In the alternative, the Title Insurance Company may interplead the Deposit with any Court having jurisdiction over the parties and located in the State of Nevada.  In the event of the exercise by Title Insurance Company of its obligations or rights hereunder, both

Seller and Purchaser, each on its respective behalf, covenant and agree to indemnify and hold the Title Insurance Company harmless from and against any Losses, claims, damage or costs (including counsel and filing fees) incurred under this Agreement except to the extent caused by the gross negligence or willful misconduct of Title Insurance Company.

3.             Purchased Assets and Excluded Assets.

(a)           Purchased Assets.  On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase and accept from Seller, and Seller agrees to sell, assign, transfer, convey and deliver to Purchaser at Closing, all of Seller’s right, title and interest in and to the following assets free and clear of all liens and security interests (the “Purchased Assets”):

(i)            The Real Property, including, but not limited to, all right, title and interest of Seller in and to any easements, hereditaments covenants and other rights appurtenant to such land; and all right, title and interest of Seller in and to any land lying in the bed of any existing dedicated street, road, avenue or alley, open or closed, in front of or adjoining such land;

(ii)           All improvements owned by Seller and located on the Real Property including, but not limited to, buildings containing 130 guest rooms (of which 95 are presently in use), an approximately 15,600 square foot casino, and all other improvements situated on the Real Property including all existing parking spaces (collectively, the “Improvements”);

(iii)          Furniture, furnishings, fixtures, televisions, kitchen and other equipment and non-consumable items located in the Hotel or used in the operation of the Business (collectively, “FF&E”);

(iv)          An assortment of operating inventories and supplies consisting of housekeeping and laundry supplies, food and beverage stock, paper and accounting supplies and similar consumable items (collectively, the “Operating Supplies”);

(v)           All of Seller’s right, title and interest in and to all advance reservations, bookings for use of banquet facilities, the restaurant and any meeting rooms, and other deposits;

(vi)          Any telephone numbers, facsimile numbers, email addresses, websites or other communication assets used primarily in connection with Seller’s Business;

(vii)         All computer hardware, software and accessories;

(viii)        The Gaming Assets (the Gaming Assets, together with items (iii) through (vii) collectively, the “Personal Property”);

(ix)           Any Contracts and Leases which Purchaser agrees to assume pursuant to Section 7(a);

(x)            All intangible personal property owned by Seller and used primarily or exclusively in connection with the operation of the Seller’s Business, including without limitation all rights to the name “Speedway Hotel and Casino”, and all other plans, specifications, drawings, engineering reports, surveys, player and customer lists, vendor lists, records and information and all patents, inventions, trade secrets, and licenses owned by Seller with respect to the foregoing (collectively, the “Intangible Property”);

(xi)           Subject to Section 3(d), below, all books, records, ledgers, files, information, data and other written materials to the extent related to the ownership or operation of the Seller’s Business, including, without limitation, books and records relating to Taxes which are payable in connection with the ownership or operation of the Seller’s Business, including, without limitation, accounting and tax records and information pertaining to events occurring in connection with Seller’s ownership or operation of the Seller’s Business on or prior to the Closing Date (collectively, the “Books and Records”);

(xii)          The Tray Ledger;

(xiii)         The House Funds;

(xiv)        The Accounts Receivable;

(xv)         The Seller’s Deposits; and

(xvi)        The Markers.

(b)           Excluded Assets.  Notwithstanding any other provision hereof to the contrary, the Purchased Assets purchased by Purchaser pursuant to this Agreement shall not include any of the following property or assets owned by Seller (the “Excluded Assets”):

(i)            Any insurance policies relating to the Seller’s Business and rights thereunder;

(ii)           Causes of action, claims (other than warranty claims relating to any of the Personal Property, which warranty claims shall be included in the Personal Property transferred to Purchaser hereunder) and litigation with respect to matters arising prior to the Closing;

(iii)          All rights of indemnification, claims and causes of action which relate to the operation of the Seller’s Business prior to the Closing, including, without limitation, those arising by operation of law or in equity or otherwise, but excluding warranty claims with respect to the Personal Property or product liability claims against the suppliers or manufacturers thereof;

(iv)          Any Contracts or Leases not listed on Schedule 7(a) attached hereto and made a part hereof or which Purchaser does not agree to assume pursuant to Section 7(a);

(v)           Receivables and revenues earned and accrued for the period of time prior to the Closing Date; and

(vi)          The use of the “Ramada” name, reservation system, or any computer programs or equipment that belongs to or is used by Seller pursuant to a license or other agreement with Ramada Franchise Systems, Inc. or its affiliates.

(c)           Conveyance.  Seller agrees that it will, at any time and from time-to-time after the Closing Date, upon request and at the expense of the Purchaser, do, execute, acknowledge or deliver, all such further acts, deeds, assignments, conveyances and assurances as may reasonably be required for the better conveying, transferring, assigning, assuring and confirming the Purchased Assets to Purchaser.

(d)           Electronic Books and Records.  Certain books and records, including the following, are maintained in electronic form on the computer system of Seller and its parent corporation, MTR Gaming Group, Inc., a Delaware corporation:  (i) general ledger, (ii) disbursement journals and (iii) payroll records maintained in connection with the processing of payroll through ADP, Inc. (collectively, the “Electronic Books and Records”).  Purchaser acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller may retain the originals of such Electronic Books and Records; provided however, that Seller agrees at the Closing and subsequent thereto Seller shall, at no charge to the Purchaser, (y) immediately upon reasonable request by Purchaser provide Purchaser with a hard copy of the Electronic Books and Records certified by Seller to be true, accurate and complete to the best of the Seller’s knowledge and belief and (z) immediately upon request by the Nevada Gaming Authorities make available the originals of the Electronic Books and Records to the Nevada Gaming Authorities.  Purchaser agrees that, upon the reasonable requests of Seller made from time to time, Purchaser shall immediately provide Seller, at no charge to Seller, with copies of the Books and Records requested by the Purchaser that pertain to periods prior to the Closing Date.

4.             Purchase Price and Terms of Payment.  The purchase price shall be Eighteen Million One Hundred Seventy Five Thousand Dollars ($18,175,000) (the “Purchase Price”) payable at Closing in immediately available funds, adjusted as provided for prorations and costs associated with the Closing as set forth herein.

5.             Title.

(a)           Title Report.  Purchaser has received the First Amendment to the Title Report for Order Number 06-10-0152-DTL, dated January 22, 2007 issued by the Title Insurance Company (the “Title Report”) on or before the Effective Date as evidence of the status of Seller’s title to the Purchased Assets.  The exceptions listed on Exhibit “B” attached hereto and made a part hereof shall be deemed to have been approved by Purchaser as of the Effective Date and constitute the “Permitted Exceptions” and shall include any rights, interests or claims shown on the ALTA/ACSM land title survey, certified on January 2, 2007 and prepared by Heritage Surveying.  Notwithstanding anything in Exhibit B to the contrary, real estate taxes shall be prorated at Closing in accordance with Section 14 hereof.

(b)           Defects Arising After the Effective Date.  The Title Report shall be updated not later than five (5) business days prior to the Closing by Seller.  If the updated Title Report shows exceptions to title not shown by the original Title Report which render Seller’s title to the Property unmarketable and uninsurable or which materially affect Purchaser’s intended use of the Purchased Assets (“Non-Monetary Defect”), or, if the Property should become subject to a Monetary Encumbrance (together with any Non-Monetary Defect, “Defects”), Purchaser may object to such Defects by delivering to Seller an itemized written notice of Purchaser’s objection to such Defects (“Defect Notice”) within five (5) business days after the date of delivery to Purchaser of the updated Title Report or, if earlier, the Closing Date (the “Notice Period”).  Purchaser’s failure to deliver a Defect Notice during the Notice Period shall be deemed a waiver of Purchaser’s right to object to such Defects, and Purchaser shall then accept such title as is described in the Title Report, as updated, without reserving any claim against Seller for Defects.

(c)           Seller’s Cure of Non-Monetary Defects.  If Purchaser provides a Defect Notice to Seller during the Notice Period, Seller shall have five (5) business days after receipt of the Defect Notice within which to give written notice to Purchaser as to whether Seller elects to cure any Non-Monetary Defects.  Failure to notify Purchaser in writing within such period of Seller’s election shall be deemed Seller’s election not to cure any such Non-Monetary Defects.  If Seller elects, in its sole discretion, to cure any Non-Monetary Defects, Seller shall have thirty (30) days after receipt of the Defect Notice to cure any such Non-Monetary Defects which it elected to cure, and the Closing Date shall, if necessary, be extended accordingly.  Purchaser shall have five (5) business days following either receipt of Seller’s notice electing not to cure any Non-Monetary Defect or the date on which Seller is deemed to have elected not to cure any Non-Monetary Defect in which to elect either to (i) waive its objection to any Non-Monetary Defect that Seller does not or is deemed not to elect to cure; or (ii) terminate this Agreement upon written notice to Seller and the Title Company.  Seller shall be obligated to cure Monetary Encumbrances in accordance with Section 5(d).

(d)           Monetary Encumbrances.  Seller shall be under no obligation to remove Non-Monetary Defects, and any failure or refusal of Seller to do so shall not be a default of Seller hereunder.  Seller shall be obligated to pay all obligations secured by liens encumbering the Property (other than any non-delinquent Taxes and assessments and any encumbrances created or suffered by Purchaser) which are unpaid and liquidated at the Closing (“Monetary Encumbrances”) in the manner provided below.  For purposes of the prior sentence, a Monetary Encumbrance is “liquidated” only if it is fixed either by agreement of Seller and the Person asserting the Encumbrance or by operation of Law.  In order to cure a Monetary Encumbrance and, if Seller desires to attempt to cure any other Defects, Seller shall have the option to extend the Closing Date for a period of thirty (30) days, by giving written notice of such extension election to Purchaser and Title Insurance Company on or prior to the Closing Date.  Seller may cure Monetary Encumbrances by any of the following methods: (i) payment and release of such Monetary Encumbrance of record; (ii) posting a bond which causes such Monetary Encumbrance to cease to be a Lien on the Property; (iii) providing indemnification to the Title Insurance

Company against adverse final adjudication of any Monetary Encumbrance and having the Title Insurance Company provide a Title Policy which deletes such Monetary Encumbrance as an exception to title; or (iv) an adjustment to the Purchase Price providing Purchaser with a credit for the amount of such Monetary Encumbrance.

6.             Due Diligence.

[Intentionally Deleted]

7.             Assumed Liabilities and Excluded Liabilities.

(a)           Assumed Liabilities.  Subject to the terms and conditions set forth in this Agreement, from and after the Closing, Purchaser shall assume and agree to discharge and perform when due only the future obligations, commitments and liabilities under those Contracts and Leases listed on Schedule 7(a) attached hereto which Seller agrees to assign to Purchaser and Purchaser agrees to assume, but only to the extent the same relate to performance on or after the Closing Date (“Assumed Liabilities”); provided, however, that Purchaser shall not be required to assume any Contract or Lease (i) entered into by Seller after the date of this Agreement without Purchaser’s prior written consent, or (ii) that is not listed on Schedule 7(a).  The Ramada Agreements shall be listed on Schedule 7(a).

(b)           Excluded Liabilities.  Notwithstanding any provision hereof to the contrary, Purchaser shall not assume nor otherwise be responsible for any of the liabilities and obligations of Seller other than the Assumed Liabilities (the “Excluded Liabilities”), which Excluded Liabilities shall remain the responsibility and obligation of Seller, and shall not be assumed by Purchaser.  Without limiting the generality of the foregoing, Excluded Liabilities shall include:

(i)            Any liabilities for legal, accounting, audit and investment banking fees, and any other fees or expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets to Purchaser;

(ii)           Any liabilities of Seller for Taxes, but subject to the prorations and adjustments set forth herein;

(iii)          Any liabilities relating to Excluded Assets;

(iv)          Any liabilities relating to pending litigation;

(v)           All of Seller’s indebtedness or accounts payable which arose prior to the date of Closing; and

(vi)          Except as expressly provided in this Agreement, (i) any liabilities, including, without limitation, back pay or fringe benefits of Seller’s Employees or any obligation under the Benefit Plans, fines, penalties, attorney’s fees and costs or other liabilities, including, without limitation, WARN liabilities, relating to the Seller’s Employees (as defined below), (ii)

any dispute with any labor organizations, or (iii) any dispute or cost liability relating thereto, with any past or present employee of Seller arising on or prior to the Closing Date.

(c)           Ramada Agreements.  Purchaser shall seek to assume the Ramada Agreements and shall pay all application and initiation fees and other costs in connection with such assumption.  Purchaser acknowledges under the Ramada Agreements, Ramada Franchise Systems, Inc. must consent to the assumption by Purchaser of the Ramada Agreements.  In the event that Purchaser is unable to assume the Ramada Agreements for any reason, Purchaser’s liability as to the Ramada Agreements shall be limited to One Hundred Thousand Dollars ($100,000).

8.             Representations and Warranties of Seller.

Seller represents and warrants to Purchaser that, to the best of Seller’s knowledge and belief, the following shall be true and complete in all material respects:

(a)           Seller is duly organized and validly existing under the laws of its state of incorporation and has all requisite power and authority to carry on its business as now being conducted.  Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(b)           Seller has a good, valid and marketable fee interest in the Real Property.  Seller has not received written notice of, nor does Seller have any knowledge of, any proceedings pending (and, to the knowledge of Seller, overtly contemplated or threatened) or otherwise relating to the Real Property or the interests of Seller therein, which would be reasonably likely to interfere with use, ownership, improvement, development and/or operation.  As of the date hereof, there are no Contracts or Leases or other obligations outstanding for the sale, exchange, material encumbrance or transfer of the Real Property other than this Agreement.  To the best of Seller’s knowledge and belief, there are no environmental conditions, including, but not limited to hazardous waste affecting the Real Property or threatened enforcement or investigative action by a Governmental Authority involving a Recognized Environmental Condition with respect to the Real Property that would prevent or hinder redevelopment of the Real Property or require remediation under any Governmental Regulation.

 (c)     Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(3) of the Internal Revenue Code of 1986, as amended.

(d)           No attachment, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or threatened against Seller.

(e)           Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

(f)            All requisite action (corporate, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement, the instruments referenced herein and the consummation of the transactions contemplated hereby.

(g)           This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legal, binding obligations of, and enforceable against, Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, or equitable principles affecting or limiting the rights of contracting parties generally.

(h)           The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation, bylaws or other organizational documents of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) or require an approval under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or obligation to which Seller is a party or by which Seller or any of the Purchased Assets may be bound.

(i)            No approval of or from any court, arbitrator or governmental, administrative or regulatory authority, agency, commission, body or instrumentality, domestic or foreign, other than the Gaming Authorities (each, a “Governmental Authorities”) other than Gaming Approvals is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions to which it is a party that are contemplated hereby.

(j)            The audited financial statements as of December 31, 2002 and for the year ending December 31, 2002; the audited financial statements as of December 31, 2003 and for the year ending December 31, 2003; the audited financial statements as of December 31, 2004 and for the year ending December 31, 2004; the audited financial statements as of December 31, 2005 and for the year ending December 31, 2005; and the unaudited income statement for the twelve months ending September 30, 2006, attached hereto and made a part hereof as Exhibit “C”, contain a true and complete copy of the audited or unaudited financial reports relating to the Hotel for such time periods (collectively, the “Financial Information”).  The Financial Information was prepared in accordance with generally accepted accounting principles in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented in all material respects the consolidated financial position of the Hotel as of such date subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes.

(k)           Except as set forth in the Financial Information and the information set forth on Schedule 8(k), Seller has no liabilities.

(l)            Each Contract and Lease is valid and binding upon Seller (and, to Seller’s knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect.  There is no breach or violation of or default by Seller, or to the best of Seller’s knowledge, by the other parties thereto, under any of the Contracts or Leases, whether or not such breach, violation or default has been waived.

(m)          There is no proceeding against Seller, pending before any Governmental Authorities, or as to which Seller has received any written notice of assertion or, to the knowledge of Seller any proceeding threatened, relating to the Purchased Assets.

(n)           Each of its directors, officers, stockholders, Persons performing management functions similar to officers (collectively, “Key Persons”) hold all approvals of all Governmental Authorities (including all Gaming Approvals) necessary to conduct the business and operations conducted at the Business, including, but not limited to Seller’s grandfathered non-conforming unrestricted gaming license, and to ensure that the present structure, use, operation and maintenance of the Business is authorized by, and in compliance with, Governmental Regulations, including, but not limited to, true and correct legible copies of any or all certificates of occupancy (or the equivalent), any or all permits, licenses and other authorizations and entitlements issued with respect to the Business and Real Property, and each portion of space in the Business and Real Property occupied by hotel guests (collectively, the “Permits”), each of which is in full force and effect and no event has occurred which may cause, or upon the giving of notice or passage of time or both, would cause, revocation, non-renewal, modification, suspension, limitation or termination of any Permit that currently is in effect.  Seller and, to the knowledge of Seller, Key Persons, are in compliance with the terms of the Permits.  The Business is not being conducted in violation of any law of any Governmental Authorities.  Seller has not received a notice of any investigation or review by any Governmental Authorities with respect to the Purchased Assets that is pending, and, to the knowledge of Seller, no investigation or review is threatened, nor has any Governmental Authority indicated any intention to conduct the same.  Seller has not received any written claim, demand, notice, complaint, order from any Governmental Authority in the past three (3) years relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of Fifty Thousand Dollars ($50,000) or more.  To Seller’s knowledge, there are no facts, which if known to the Gaming Authorities, would be reasonably likely to result in the revocation, limitation or suspension of a Permit under the Gaming Laws.

(o)           Schedule 8(o) hereof is a true and complete listing of the Gaming Assets located at the Hotel as of the Effective Date.

(p)           Schedule 8(p) hereof sets forth as of the Effective Date, the names and job titles (or positions held) of each of the employees of the Business (the “Seller’s Employees”) and the current annual base salary (or hourly rate) and most recent bonus paid to each of Seller’s Employees.  Seller is not a party to any collective bargaining agreement applicable to employees at the Hotel and to the knowledge of Seller there are no activities or proceedings of any labor union to organize any non-unionized employees at the Hotel.  There are no unfair labor practice charges, complaints or petitions for elections pending against Seller before the National Labor Relations Board, or any similar labor relations governmental bodies, or, of which Seller has received notice.  There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Seller, threat thereof, by or with respect to any employees that work at the Hotel.

(q)           Schedule 8(q) hereof sets forth an accurate and complete list of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”) and (ii) material bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured) for Seller’s Employees (all of the foregoing plans, programs, arrangements, commitments, practices and Contracts referred to in (i) and (ii) above are referred to, the “Benefit Plans”).  True and complete copies of each of the Benefit Plans (or a summary thereof) have been made available by Seller to Purchaser.  Seller does not maintain “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA or a 401(k) Plan.

(r)            All material tax returns required to be filed with respect to the Real Property and the Business for all periods through and including the Closing Date have been duly and timely filed with the appropriate Governmental Authorities in all jurisdictions in which such tax returns are required to be filed, and such tax returns are true, correct and complete in all material respects.  All Taxes shown as due on such tax returns have been timely paid.  All material Taxes required to be withheld and paid with respect to (a) Seller’s Business; or (b) any amounts owed by Seller to any employee, creditor, independent contractor or other third party have been duly and timely withheld and paid.  To the knowledge of Seller, there are no pending or threatened audits or investigations with respect to Taxes relating to the Real Property or Seller’s Business.

(s)           To Seller’s knowledge, no Hazardous Substances have been stored on the Real Property and Seller is not subject to any pending or, to Seller’s knowledge, threatened enforcement or investigatory action by any Governmental Authorities regarding Hazardous Substances with respect to the Real Property.

(t)            To Seller’s knowledge, there are no material environmental conditions pertaining to the Real Property which are not reflected in (i) that certain Phase I Environmental Report of Kleinfelder, Inc., dated April 22, 1998, as supplemented by that certain letter from Kleinfelder, Inc., to Robert Gach, dated August 13, 1998, and (ii) that certain Phase I Environmental Site Assessment of Unocal Property 6484 of PHR Environmental Consultants, Inc., dated October, 1997, (iii) that certain Phase I Environmental Site Assessment of Broadbent & Associates, Inc., dated October 1991 and (iv) that certain Site Investigation Report of Harding Lawson Associates, dated April 25, 1988.

(u)           There are no billboard Leases encumbering the Real Property.

9.                                       “As Is” Sale.

(a)           Purchaser expressly acknowledges and agrees to accept the Purchased Assets on an “as-is-where-is and with all faults” basis, except as otherwise provided in this Agreement.

(b)           This Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that neither Seller nor any person controlling, controlled by or under common control with Seller (collectively, “Seller’s Affiliates”), nor any of their agents or representatives, has made any representations or warranties or held out any inducements to Purchaser, and Seller hereby specifically disclaims any representation or warranty, oral or written, past, present or future, other than those specifically set forth in this Agreement.  Without limiting the generality of the foregoing, neither Seller nor any of Seller’s Affiliates, nor any of Seller’s agent or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein, as to: (i) the current or future real estate tax liability, assessment or valuation of the Real Property; (ii) the potential qualification of the Real Property for any and all benefits conferred by any laws whether for subsidies, special real estate tax treatment, insurance, mortgages (except to the extent granted to an affiliate of Seller) or any other benefits, whether similar or dissimilar to those enumerated; (iii) the current or future use of the Real Property; (iv) the status of the market in which the Real Property is located; or (v) the actual or projected income or operating expenses of the Business.

(c)           Purchaser acknowledges that Seller has afforded and will afford Purchaser the opportunity for full and complete investigations, examinations and inspections of the Purchased Assets and all pertinent information. Purchaser acknowledges and agrees that the information delivered or made available to Purchaser and Purchaser’s representatives by Seller or Seller’s Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of Seller and/or any of Seller’s Affiliates.

(d)           Purchaser or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller and Seller’s Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Seller or Seller’s Affiliates, or their agents or representatives of any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors, or omissions on or in the Real Property, except to the extent created by Seller or Seller’s Affiliates and except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement.

10.           Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Seller as follows:

(a)           No attachment, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other such proceedings are pending or, to the best of its knowledge, threatened against Purchaser or its principals.

(b)           Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

(c)           All requisite action (corporate, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement, the instruments referenced herein and the consummation of the transactions contemplated hereby, and no consent of officer, director, shareholder.

(d)           This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legal, binding obligations of, and enforceable against, Purchaser in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, or equitable principles affecting or limiting the rights of contracting parties generally.

(e)           Neither the execution and delivery of this Agreement and the documents referenced herein nor the consummation of the transactions contemplated herein nor compliance with the terms of this Agreement and the documents referenced herein conflict or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan,  lease or other agreements or instruments to which Purchaser is a party or by which Purchaser may be bound.

(f)            Purchaser represents that Purchaser it knows of no reason why it would be denied any license or permit required for the consummation of the transactions contemplated by this Agreement.

 11.          Closing Deliveries.

(a)           Seller’s Closing Deliveries.  On or before the Closing Date, Seller shall execute, acknowledge and deliver (as appropriate) to the Title Insurance Company the following (“Seller’s Closing Deliveries”):

(i)            A grant, bargain and sale deed in proper form for recording, conveying the Real Property and Improvements to Purchaser, free and clear of all liens, leases encumbrances, covenants, conditions and other matters affecting title, except for the Permitted Exceptions (the “Deed”);

(ii)           A bill of sale conveying to Purchaser the Personal Property and the Intangible Property;

(iii)          An assignment and assumption agreement to transfer the Contracts and Leases assumed by Purchaser pursuant to Section 7(a) (the “Assignment Agreement”);

(iv)          A State of Nevada declaration of value form (“DOV”) setting forth the allocation of the Purchase Price;

(v)           A FIRPTA;

(vi)          An owner’s affidavit, in the customary form, with respect to the absence of claims which would give rise to mechanics’ liens and the absence of parties in possession of the Real Property other than Seller pursuant to the terms of Leases, or such other assurances as shall be reasonably required to enable Purchaser to obtain the Title Policy; and

(vii)         All such other instruments or documents as may be reasonably required by Purchaser or the Title Insurance Company in order to consummate the transactions contemplated hereby.

(b)           Purchaser’s Closing Deliveries.  On or before the Closing Date, Purchaser shall execute, acknowledge and deliver (as appropriate) to the Title Insurance Company the following (“Purchaser’s Closing Deliveries”):

(i)            The balance of the Purchase Price;

(ii)           The Assignment Agreement;

(iii)                                   The DOV; and

(iv)          All such other instruments or documents as may be reasonably required by Purchaser or the Title Insurance Company in order to consummate the transactions contemplated hereby.

(c)           Post Closing Deliveries.  The Title Insurance Company shall deliver to Purchaser a conformed copy of the Deed and DOV, the original FIRPTA and each of the other documents and instruments delivered to the Title Insurance Company by Seller promptly following the Closing.

12.           Conditions Precedent.

(a)           Conditions Precedent to Purchaser’s Obligations.  The obligation of Purchaser to purchase the Purchased Assets shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser):

(i)            The representations and warranties made by Seller in Section 8, except those representations and warranties which are expressly limited to facts and circumstances as of the Effective Date, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, and Seller shall have executed and delivered to Purchaser a certificate dated as of the Closing Date to the foregoing effect;

(ii)           Seller shall have performed all covenants and obligations required by this Agreement to be performed or complied with by Seller on or before the Closing Date;

(iii)          On the Closing Date, (i) Seller’s title to the Real Property shall be marketable and free-and-clear of all liens, mortgages, deeds of trust, encumbrances, easements, leases, conditions and other matters affecting title other than the Permitted Exceptions and other than as permitted under Section 5, and (ii) the Title Insurance Company shall have committed unconditionally to issue to Purchaser, or its designee, at standard rates, an ALTA owner’s title insurance policy covering the Real Property, including such endorsements as Purchaser may reasonably require, in an amount equal to the Purchase Price, insuring Purchaser’s title to the Real Property except for the Permitted Exceptions (“Title Policy”);

(iv)          Seller shall have terminated the employment of all employees and provided all notices required under WARN with respect to such termination;

(v)           Purchaser or Gaming Operator (pursuant to Section 25) shall have received all necessary Gaming Approvals;

(vi)          Seller shall have operated and maintained the Business and the Purchased Assets in the ordinary course of business until the Closing.  The quantity and condition of the Personal Property on the Closing Date shall, in all material respects, be the same as on the Effective Date, reasonable wear and tear excepted; and

(vii)         Seller shall have delivered to the Title Insurance Company all of Seller’s Closing Deliveries.

(b)           Conditions to Seller’s Obligations.  The obligation of Seller to sell the Purchased Assets shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Seller):

(i)            Purchaser shall have performed all covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date;

(ii)           The Purchaser shall have received all necessary approvals from the Nevada Gaming Authorities;

(iii)          MTR Gaming Group, Inc. shall have obtained a release from Ramada Franchise Systems, Inc. of its guaranty of Seller’s obligations under the License Agreement between Seller and Ramada Franchise Systems, Inc.; and

(iv)          Purchaser shall have delivered to the Title Insurance Company all of Purchaser’s Closing Deliveries.

13.           Closing.

(a)           Closing Date.  Closing shall take place on the earlier of (i) three hundred sixty five (365) days after the Effective Date or (ii) thirty (30) business days after the receipt by the parties of all Gaming Approvals (the “Closing Date”).  Closing shall take place at the office of the Title Insurance Company or at such other location as Purchaser and Seller shall designate jointly.  The delivery to the Title Insurance Company of Seller’s Closing Deliveries and Purchaser’s Closing Deliveries shall be deemed to be a good and sufficient tender of performance of the terms hereof.  Upon receipt of all Closing documents and the Purchase Price, the Title Insurance Company shall be authorized to proceed to record the documents evidencing this transaction.

(b)           Gaming Approval Extensions.  If on or before the Closing Date specified in Section 13(a)(i) Purchaser shall not have received the Gaming Approvals, Purchaser may, providing that Purchaser has been acting with commercially reasonable diligence in seeking to obtain Gaming Approvals and has not been denied the Gaming Approvals, extend the Closing Date for a period of thirty (30) days (the “Extension Period”) by delivering written notice of the same to Seller and Title Insurance Company at least three hundred and fifty five (355) days after the Effective Date and depositing an additional Fifty Thousand Dollars ($50,000) into Escrow (the “Extension Fee”) which Extension Fee shall become part of the Deposit.  If prior to the expiration of the Extension Period Purchaser has not yet received Gaming Approvals (but has not been denied the Gaming Approvals), and Purchaser has continued to act with commercially reasonable diligence in seeking to obtain Gaming Approvals, Purchaser has the option to continue to extend the Closing Date for six (6) successive additional thirty (30) day periods by delivering written notice of the each  extension to Seller and Title Insurance Company at least five (5) days prior to the expiration of the prior Extension Period and depositing an additional Fifty Thousand Dollars ($50,000) into Escrow with each such notice which additional Extension Fees shall also become part of the Deposit.

(c)           Non-Gaming Closing.  If on or before the Closing Date specified in Section 13(a)(i) Purchaser shall not have received the Gaming Approvals or if on or before the expiration of the Extension Period(s) specified in Section 13(b) Purchaser shall not have received the Gaming Approvals, Purchaser, in its sole and absolute discretion, may proceed to Closing no later than such Closing Date or on the expiration of such Extension Period(s), and notwithstanding anything herein to the contrary, the following provisions shall apply:

(i)            Seller shall surrender its gaming licenses and close all gaming operations conducted at the Hotel;

(ii)           Subject to the receipt of any Gaming Approvals required by the Gaming

Laws, Seller shall retain the Gaming Assets and use or dispose of them as Seller determines, in Seller’s sole discretion (which shall be deemed to be Excluded Assets hereunder without any reduction in the Purchase Price);

(iii)          Seller shall retain the House Funds used in the gaming operations conducted at the Hotel and the Markers (which shall be deemed to be Excluded Assets hereunder and the amounts of such items shall not be added or subtracted from the Purchase Price);

(iv)          Seller shall retain all liabilities with respect to any gaming chips and tokens of the Hotel in circulation (which liabilities shall be deemed to be Excluded Liabilities hereunder without adjustment to the Purchase Price); and

(v)           Seller and Purchaser agree to cooperate with each other in order to effectuate the provisions of this Section 13(b), including, without limitation, Purchaser providing Seller with the right to use a portion of the Hotel in which to redeem gaming chips and tokens.

(d)           Closing Costs.  The Closing costs shall be paid as follows:

(i)	Seller shall pay:
	a.	One-half (½) of the escrow fees;
	b.	Real Property transfer taxes;
	c.	The cost of the premium for the CLTA portion of the Title Policy; and
	d.	The cost of any other obligations of Seller hereunder.

(ii)	Purchaser shall pay:
	a.	One-half (½) of the escrow fees;
	b.	Cost of recording the Deed;
	c.	Any additional premium charged for the Title Policy in excess of 13(d)(i)(c) above;
	d.	Any Survey costs; and
	e.	The cost of any other obligations of Purchaser hereunder.

(e)           Other Costs.  All other costs and expenses attendant to settlement, including Title Insurance Company charges, shall be shared equally by the parties.  Notwithstanding the foregoing, each party shall pay its own attorneys fees.  If clear title cannot be tendered by Seller at Closing then Seller shall pay all Title Insurance Company charges.

14.           Prorations; Withholding; Adjustments.

(a)           Unless otherwise provided herein or otherwise agreed to by the parties, all items, including, but not limited to the following, shall be pro-rated, allocated or adjusted as of 11:59 p.m. on the Closing Date.

(i)                                     Real estate, sales, use, and personal property taxes with respect to the Business;

(ii)                                  Water and sewer service charges and charges for electricity, telephone and all other public utilities;

(iii)                               Room rental income from hotel guests for the night of the Closing Date (to be divided equally between Seller and Purchaser);

(iv)                              Revenues from hotel guests other than room rental income (to be allocated one hundred percent (100%) to Seller; and

(v)                                 Income and expenses accrued pursuant to the Contracts and Leases.

The parties shall prepare a closing statement reflecting the prorations set forth above (the “Closing Statement”).  If the Closing Statement reflects a net amount due and owing to Seller, Purchaser shall pay such net amount to Seller on the Closing Date.  If, in contrast, the Closing Statement reflects a net amount due and owing to Purchaser, Seller shall pay such amount to Purchaser on the Closing Date.  In the event Seller and Purchaser agree that additional items shall be pro-rated, allocated or adjusted, any such items shall be prorated, adjusted or allocated consistent with this Section 14(a).  In the event that the parties do not agree on all of the items with respect to the Closing Statement, the parties shall include nondisputed items on the Closing Statement.  The items reflected on the Closing Statement shall be subject to adjustment subsequent to the Closing Date; provided, however, that no claim for an adjustment may be made more than one (1) year following the Closing Date.

(b)           Taxes Withheld; Deficiency Determinations for Gaming Taxes.  In order to comply with NRS 360.525 (relating to taxes administered by the Nevada Department of Taxation), NRS 612.695 (relating to unemployment taxes), NRS 244.335 (relating to county license taxes) and NRS 244.3352 (relating to county room taxes), such amounts as Seller and Purchaser reasonably estimate are necessary to comply with the provisions of the above mentioned and similar statutes providing for the payment of taxes will be withheld by the Title Insurance Company and will be payable to Seller after Closing at such time as Seller furnishes Purchaser and the Title Insurance Company receipts or certificates provided for in such statutes, or if not so provided for, such evidence as Purchaser may reasonably require to assure Purchaser that the applicable obligations have been paid.  If Seller does not produce such receipts or certificates within the time period provided for in such statutes or if any lien or claim therefore is asserted against Purchaser, the Title Insurance Company shall pay such withheld sums to the appropriate Governmental Authorities or other applicable taxing authority.  Seller shall remain responsible for payment of any fees or taxes due pursuant to any subsequent deficiency determination made pursuant to Chapter 463 of the NRS which encompass any period of time before the Closing, and shall hold Purchaser harmless therefrom.

(c)           Seller’s Credits.  Prior to the Closing Date, Purchaser and Seller shall mutually agree on a procedure for counting and determining the value of the following for which Seller shall receive a credit at Closing:

(i)            The Tray Ledger;

(ii)           The House Funds;

(iii)          The Operating Supplies;

(iv)          All Accounts Receivable;

(v)           Seller’s Deposits; and

(vi)          The Markers.

(d)           Adjustment for Progressive Liabilities.  Seller shall, on the Closing Statement, credit Purchaser for an amount equal to the amounts shown as of the Closing Date on the meters of:

(i)                                     The Hotel’s in-house progressive slot machines;

(ii)                                  The Hotel’s table games with an in-house progressive jackpot feature as of the Closing Date; and

(iii)                               The Hotel’s other games with an in-house progressive feature.

(e)           Room Reservations.  Purchaser will honor the terms and rates of all pre-Closing Date room reservations (in accordance with their terms) at the Hotel made in the ordinary course of business by guests or customers, including advance reservation cash deposit, for rooms or services confirmed by Seller for dates after the Closing Date.  Purchaser shall receive a credit for such deposit at Closing.  Purchaser recognizes that such reservations may include discounts or other benefits, including, without limitation, benefits under frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Purchaser to the guest(s) holding such reservations.  Purchaser will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements provided that such agreements were made in the ordinary course of business.  Purchaser agrees that Seller cannot make and has made no representation or warranty that any party holding a reservation or agreement for rooms, facilities or services will utilize such reservation or honor such agreement.  Purchaser, by the execution hereof, assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing Date.

(f)            Guests’ Safe Deposit Boxes.  Purchaser shall be responsible for all guest safety deposit boxes from and after the Closing Date.

(g)           Guests’ Vehicles and Baggage.  Prior to the Closing Date, Seller and Purchaser shall take inventory of: (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of Seller; (ii) all luggage or other property of guests retained by Seller as security for unpaid accounts receivable; (iii) the contents of the baggage storage room and (iv) all motor vehicles that were checked and placed in the care of Seller at the Hotel; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened.  Except for the property referred to in (ii) above, which shall be removed from the Real Property by Seller within ten (10) days after the Closing Date, all such baggage and other items shall be marked or sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by said representatives of Seller and Purchaser as of the Closing Date.  Said baggage and other items shall be stored as Purchaser shall choose, and Purchaser shall be responsible for claims with respect thereto.

(h)           Project Capital Expenditures.  Purchaser covenants and agrees to reimburse Seller for fifty percent (50%) of all Project Capital Expenditures (as defined below) incurred by Seller with respect to the Business, provided that (i) Purchaser consent in writing, in advance, to each such Project Capital Expenditure (such consent to include Purchaser’s approval of the work to be done and/or items to be purchased, the budget and the contractor with respect thereto), (ii) Purchaser’s obligations under this Section 14(h) shall be payable only upon, and simultaneously with, the Closing of the transactions contemplated by this Agreement and (iii) notwithstanding anything to the contrary in this Agreement, Purchaser’s consent with respect to any Project Capital Expenditures shall be required and obtained, for the purposes of this Section 14(h), only to the extent permitted or not prohibited by law. “Project Capital Expenditures” shall mean (i) the purchase of one hundred seventy two (172) queen size Serta mattresses and six (6) king size Serta mattresses for a cost of approximately Fifty Seven Thousand Four Hundred Eighteen Dollars ($57,418.00) plus shipping (the Serta Expenditure”) and (ii) all other expenditures for new equipment, fixtures and other capital improvements (excluding maintenance expenses) with respect to the Business of Seller.  Purchaser’s execution of this Agreement shall be deemed to be consent to reimbursement of fifty percent (50%) of the Serta Expenditure.

15.           Termination and Remedies.

(a)           Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned:

(i)            By mutual written consent of Seller and Purchaser;

(ii)           By either Seller or Purchaser if not in default of its obligations hereunder and any Governmental Authorities shall have issued an order, decree or ruling or taken any other action (other than the denial of Gaming Approvals by the Nevada Gaming Authorities) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(iii)          By Seller if there shall have been any material breach of a representation, warranty, covenant or obligation of the Purchaser and, if such breach is curable such default shall not have been remedied within ten (10) days after receipt of notice in writing from Seller specifying such breach and requesting that it be remedied;

(iv)          By Purchaser if there shall have been any material breach of a representation, warranty, covenant or obligation of the Seller and, if such breach is curable such default shall not have been remedied within ten (10) days after receipt of notice in writing from Purchaser specifying such breach and requesting that it be remedied;

(v)           by either Seller or Purchaser if the Nevada Gaming Commission has not approved the transaction on or before the time for the Closing Date set forth in Article 13(a) if Purchaser has opted not to exercise any of its extension options as set forth in Section 13(b) herein or, if Purchaser has exercised its right to one or more extensions pursuant to Section 13(b), at the expiration of the last extension period elected by the Purchaser;

(vi)          If it is not in default under this Agreement, by either Seller or Purchaser if Purchaser has obtained all necessary Gaming Approvals but the Closing has not occurred by the later of (a) thirty (30) business days following the receipt by Purchaser of all necessary Gaming Approvals or (b) three hundred sixty five (365) days following the Effective Date; or

(vii)         By Purchaser, pursuant to Sections 5, 16(a) or 16(b).

provided, however, that nothing contained in this Section 15(a) shall relieve or limit the liability of either party to this Agreement for any fraudulent or willful breach of this Agreement.  The denial of Gaming Approvals by the Nevada Gaming Authorities shall not constitute grounds to terminate this Agreement pursuant to Section 15(a)(ii).  The denial of Gaming Approvals by the Nevada Gaming Authorities shall, however, constitute grounds to terminate this Agreement pursuant to Section 15(a)(v).

(b)           Effect of Termination.

(i)            Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.  Any cancellation charges of the Title Insurance Company shall be paid by the party who breached this Agreement, and, if no party breached this Agreement, then each of Seller and Purchaser shall pay one-half of such cancellation charges.

(ii)           Upon the termination of this Agreement pursuant to Sections 15(a)(iii) and 15(a)(v), the Deposit shall be paid to Seller.  Upon termination of this Agreement pursuant to Sections 15(a)(i), 15(a)(ii), 15(a)(iv), 15(a)(vi) or 15(a)(vii), the Deposit shall be paid to Purchaser without the need of any further instruction from Seller.

(c)           Remedies.  Seller shall retain the Deposit as liquidated damages as its sole and exclusive remedy in the event that either all conditions precedent to Purchaser’s obligation to close purchase the Purchased Assets have been satisfied and the Purchaser defaults on purchasing the Purchased Assets on the Closing Date as required by this Agreement.  Seller shall also retain the Deposit as its sole and exclusive remedy in the event that Purchaser fails to obtain all necessary Gaming Approvals within the time allowed herein and either Seller or Purchaser terminates the Agreement pursuant to Section 15(a)(v).  The parties hereby agree and acknowledge that Seller’s damages as a result thereof would be extremely difficult or impossible to determine but that the Deposit represents the parties’ best good faith estimate thereof.  The parties agree that the retention of the Deposit by Seller pursuant to this Agreement is in no way intended as a penalty or forfeiture.  Upon the termination by Seller of this Agreement and the retention by the Seller of the Deposit, the parties shall be released from any further obligations to each other under this Agreement.  In the event all conditions precedent to Seller’s obligation to Close have been satisfied and the Seller defaults on selling the Purchased Assets on the Closing Date as required by this Agreement, Purchaser shall be entitled to all remedies available to it at law or in equity, including, without limitation, a decree of specific performance.  The foregoing termination rights and any and all other rights and remedies given to Purchaser in this Agreement are distinct, separate and cumulative; and no one such right or remedy, whether or not exercised, shall be deemed to be to the exclusion of others herein granted or given by law or in equity.

16.           Condemnation or Damage by Fire or Other Casualty.

(a)           Condemnation.  If prior to the Closing, more than ten percent (10%) of the acreage of the Real Property is taken by condemnation, eminent domain or similar governmental action (or is the subject of a pending, threatened or contemplated taking which has not been consummated) or if the access thereto is materially reduced or restricted, the Seller shall immediately upon becoming aware of it notify Purchaser of such fact.  In such event, Purchaser shall have the option, in its sole and absolute discretion, to (i) terminate this Agreement upon written notice to the Seller given not later than thirty (30) days after receipt of the Seller’s notice, or (ii) purchase all of the Purchased Assets pursuant to this Agreement without modification of the terms of this Agreement.  If Purchaser timely and properly elects to terminate this Agreement pursuant to its option to terminate as set forth above, the parties shall be released from further obligations under this Agreement and the Deposit shall be returned to Purchaser.  If Purchaser elects to purchase all of the Purchased Assets despite the condemnation at Closing the Seller shall assign and turn over to the Purchaser, and Purchaser shall be entitled to receive and keep, all awards for the taking which accrued to the Seller, and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price.

(b)           Unrepaired Damage.  At the time of Closing, and as a condition precedent to the obligation of the Purchaser to purchase the Purchased Assets pursuant to this Agreement, there shall be no unrepaired damage by fire or other casualty to any portion of the Purchased Assets, the estimated cost of repair of which is more than One Hundred Thousand Dollars ($100,000.00). If (i) any portion of the Purchased Assets is damaged by fire or casualty after the date of this Agreement  that is not repaired and restored substantially to its condition as of the date of this Agreement prior to Closing, and (ii) the estimated cost of repairs is One Hundred Thousand Dollars ($100,000.00) or less, the Purchaser shall be required to purchase the Purchased Assets in accordance with the terms of this Agreement and, at Closing, the Seller shall assign to the Purchaser all insurance claims and proceeds with respect thereto and shall pay or credit to the Purchaser the amount of any deductible or uninsured loss with respect to such casualty.  If such casualty is not insured, Seller shall restore the Purchased Assets and may extend the Closing Date for up to sixty (60) days until such restoration is complete.  If the Seller cannot complete the restoration within such period, Purchaser may terminate this Agreement, Purchaser and Seller shall be released from further obligation hereunder and the Deposit shall be returned to Purchaser.  If the estimated cost of repairing such damage is more than One Hundred Thousand Dollars ($100,000.00) and such damage is insured, the Purchaser may, at its sole option: (i) postpone the Closing until such time as the Seller shall have repaired all such damage; (ii) elect to proceed with the Closing, in which case at Closing the Seller shall assign to the Purchaser all insurance claims and proceeds with respect to such damage and shall pay or credit to the Purchaser the amount of any deductible with respect to such casualty; or (iii) terminate this Agreement, in which event neither party shall have any further liability to the other and the Deposit shall be returned to Purchaser.  If the estimated cost of repairing the damage to the Purchased Assets exceeds One Hundred Thousand Dollars ($100,000.00) and the damage is not covered by the Seller’s insurance, then either the Seller or Purchaser may terminate this Agreement, in which event neither party shall have any further liability hereunder and the Deposit shall be returned to Purchaser. In the event that insurance proceeds have been paid to the holder of a deed of trust on the Real Property prior to the Closing Date, the Purchase Price shall be reduced by the amount of such insurance proceeds paid to such mortgagee and an appropriate adjustment made to the amount the Seller is to receive. If a casualty to any part of the Purchased Assets has occurred and Purchaser is required or elects to complete the purchase of the Purchased Assets, the Seller shall cooperate with the Purchaser in prosecuting all insurance claims assigned to the Purchaser at Closing.

17.           Brokers & Investment Bankers.

(a)           Seller’s Representation and Indemnification.  Seller represents and warrants to Purchaser, that it has not been represented by any broker or investment banker in connection with this Agreement or the transactions contemplated by this Agreement other than Lazard Freres & Co., LLC and CIBC World Markets Corp. Seller will indemnify and hold Purchaser harmless from any claim by any broker, agent or finder purporting to have acted on behalf of Seller.

(b)           Purchaser’s Representation and Indemnification.  Purchaser represents and warrants to Seller that it has not been represented by any broker in connection with this

Agreement or the transactions contemplated by this Agreement. Purchaser will indemnify and hold Seller harmless from any claim by any broker, agent or finder purporting to have acted on behalf of Purchaser.

18.           Foreign Person.

Seller is not a “foreign person” for purposes of FIRPTA.  At the Closing, Seller will deliver to Purchaser a certificate so stating, in a form complying with the Federal Tax Law.  If Seller is a “foreign person” or if Seller fails to deliver the required certificate at the Closing, then in either such event the Purchase Price will be adjusted to the extent required to comply with the withholding provisions of the Federal Tax Law; and although the amount withheld will still be paid at the Closing by Purchaser, it will be retained by the Title Insurance Company for delivery to the Internal Revenue Service, together with the appropriate Federal Tax Law forwarding forms (and with copies being provided both to Seller and to Purchaser).

19.           Entire Agreement.

No change or modification of this Agreement shall be valid unless in writing and signed by the parties hereto.  No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.  This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Purchased Assets, all prior negotiations between the parties are merged in this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as set forth in this Agreement.

20.           Assignment;  Benefits and Burdens.

Purchaser and Seller may assign their respective rights and obligations under this Agreement prior to the Closing Date with the prior written consent of the other party, not to be unreasonably conditioned, delayed or withheld.  Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to a wholly owned subsidiary without the consent of the Seller.  All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.

21.           Governing Law; Prevailing Party Attorney Fees.

This Agreement concerns property located in the State of Nevada, and shall be construed and enforced in accordance with the laws of the State of Nevada.  Notwithstanding any provision in this Agreement to the contrary, in the event of a dispute with respect to the subject matter of this Agreement, the prevailing Party in any proceeding, including arbitration commenced to resolve such disputes, shall be entitled to an award of its reasonable attorney fees and court or arbitration costs incurred in resolving or settling the dispute, in addition to any and all other damages or relief which the court or arbitrator may deem proper.

22.           Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or via facsimile if a copy is also deposited in the United States mail, properly addressed and postage prepaid, or delivered by Federal Express or other recognized overnight delivery service, (i) if to Purchaser, Mandekic Companies, LLC, 1035 Via Sanguinella Street, Henderson, Nevada  89011 Attention: Ted Mandekic, with a copy to Jenica Yurcic, Esquire, Schreck Brignone, 300 S. Fourth Street, Suite 1200, Las Vegas, Nevada  89101; (ii) if to Seller, MTR Gaming Group, Inc., Route 2 South, P.O. Box 356, Chester, West Virginia  26034, Attention: Edson R. Arneault, with a copy to Robert L. Ruben, Esquire, Ruben & Aronson, LLP., 4800 Montgomery Lane Suite 150, Bethesda, MD 20814; or (iii) at such other address as may be given by either party to the other party by notice in writing pursuant to provisions of this Section 22.

23.           Indemnification.

(a)           Indemnification by Purchaser.  Subject to the limits set forth in this Section 23, Purchaser agrees to indemnify, defend and hold Seller and its officers, directors and agents, harmless from and in respect of any and all losses, damages, liability, costs and expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) (collectively, “Losses”), arising directly or indirectly out of or directly or indirectly due to (i) any inaccuracy of any representation or the breach of any warranty, covenant, undertaking, assumption of liabilities (including, without limitation, contractual obligations) or other agreement of Purchaser contained in this Agreement, or (ii) any property damage or personal injuries occurring at the Hotel prior to the Closing.

(b)           Indemnification by Seller.  Subject to the limits set forth in this Section 23, Seller agrees to indemnify, defend and hold Purchaser harmless from and in respect of any and all Losses, including reasonable attorney’s fees, arising directly or indirectly out of or directly or indirectly due to (i) any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement, or (ii) any property damage or personal injuries occurring at the Hotel prior to the Closing.  Seller shall also indemnify Purchaser, and hold Purchaser harmless against, all claims, losses, damages and expenses (including reasonable attorneys fees) attributable to violations by Seller of applicable environmental laws and regulations during the period of Seller’s ownership of its Real Property.

(c)           Survival of Representations, Warranties and Covenants; Limitations on Indemnity.  The representations and warranties of the Parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing Date and will remain in full force and effect thereafter for a period of twelve (12) months; provided, however, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such time period in accordance with this Section 23(c).  Notwithstanding anything to the contrary contained herein, Purchaser shall not be entitled to recover Losses from Seller nor shall Seller be entitled to recover Losses from Purchaser unless and until the total of all claims for Losses with respect to any inaccuracy or breach of any such representations or warranties or breach of any covenants, undertakings or other agreements, whether such claims are brought under this Section 23(c) or otherwise, exceeds One Hundred Fifty Thousand Dollars ($150,000) in the aggregate.  If the total amount of such Losses exceeds One Hundred Fifty Thousand Dollars ($150,000), then the Party entitled to recover hereunder shall be entitled to recover the full amount of such losses and not merely the portion of such damages exceeding One Hundred Fifty Thousand Dollars ($150,000); provided, however, that the aggregate amount of Losses that may be recovered by Purchaser from Seller shall not exceed five percent (5%) of the Purchase Price.

(d)           Notice and Opportunity to Defend.  If an event occurs which a Party asserts is an indemnifiable event pursuant to Sections 23(a) or (b), the party seeking indemnification (the “Indemnitee”) shall promptly notify the other party obligated to provide indemnification (the “Indemnifying Party”).  If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third Person, the Indemnitee will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the Indemnitee’s failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder.  If any such action is brought against any Indemnitee and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee.  Notwithstanding anything to the contrary in this Agreement, after notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, and the Indemnitee agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability.  In no event shall an Indemnifying Party be liable for any settlement effected by the Indemnitee without the consent of the Indemnifying Party, which will not be unreasonably withheld.  In no event shall an Indemnifying Party effect any settlement without the consent of the Indemnitee, which will not be unreasonably withheld.

(e)           Mitigation of Loss.  Each Indemnitee is obligated to use reasonable efforts to mitigate to the fullest extent practicable the amount of any Losses for which it is entitled to seek indemnification hereunder.

(f)            Subrogation.  Upon making any payment of Losses of the Indemnitee, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Losses to which the payment relates; provided, however, that until the Indemnitee recovers full payment of its Losses, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee’s rights against such third party.  Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

24.           Allocation of the Purchase Price.

Not more than ten (10) days subsequent to the Effective Date, Purchaser shall deliver to Seller a draft of its proposed allocation of the Purchase Price to the Purchased Assets.  Seller and Purchaser shall thereafter negotiate in good faith to agree on the final allocation.  Within five (5) days after receipt of such document, Seller shall, in writing, either agree or state its objections.  Seller and Purchaser shall negotiate in good faith to attempt to resolve any objections.  If Seller and Purchaser are unable to resolve Seller’s objections, the objections shall be submitted to an independent accounting firm mutually agreed upon by the parties.  Such accounting firm’s determination shall be final (such determination to be based solely on the written submissions by the Purchaser and Seller and not on any independent investigation by the accounting firm).  The costs of the independent accounting firm shall be borne equally by Purchaser and Seller.  Seller and Purchaser agree to properly file Form 8594 and the DOV and report the purchase price allocation as agreed to or determined set forth therein for purposes of all U.S. federal and state and local income and franchise Tax returns.

25.           Gaming Operator.

Notwithstanding anything herein to the contrary, in the event that Purchaser desires to engage a gaming operator (“Gaming Operator”) to conduct gaming operations at the Casino (rather than obtain Gaming Approvals to operate the Casino itself), the following provisions shall apply:

(a)           At Closing, the portion of the Purchased Assets that are comprised of the Gaming Assets shall be conveyed, transferred and/or assigned and physical possession thereof delivered to Gaming Operator;

(b)           At Closing, Purchaser shall cause Gaming Operator to agree to discharge and perform when due the Gaming Liabilities, but no other liabilities of Seller; and

(c)           At Closing, Seller shall execute and deliver a bill of sale (the “Gaming Bill of Sale”) and an assignment and assumption agreement whereby Seller assigns the Gaming Contracts to the Gaming Operator and the Gaming Operator assumes the obligations with respect thereto (the “Gaming Assignment”).

26.           Counterparts.

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

27.           No Trial by Jury.

Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby.

28.           Miscellaneous.

(a)           If the date on which either Purchaser or Seller is required to take action under this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day.

(b)           The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

(c)           Seller and Purchaser agree that the proposed terms and conditions, and all information (other than information which is a matter of public record or is provided by other sources readily available to the public) shared or developed in the context of this transaction shall be kept strictly confidential, except that Purchaser acknowledges that Seller’s parent company may describe the terms hereof (as well as provide copies of this Agreement) in reports that the parent is required to file with Governmental Authorities, the United States Securities and Exchange Commission, and Seller’s financiers, attorneys and accountants. Any public disclosures, press releases, or announcements concerning this agreement and the sale contemplated herein shall be approved unanimously by the parties in writing in the exercise of each parties reasonably discretion.  Either party may disclose any items required by Nevada Gaming Authorities, or any other gaming regulators having jurisdiction over the Seller.  Purchaser may disclose such non-public information its attorneys, surveyors, engineers, financial advisors, investors and lenders as necessary to evaluate the Purchased Assets.  Purchaser agrees that while in possession of material non-public information concerning Seller, Purchaser will not trade in the securities of Seller nor tip or advise others with respect to such trading.

(d)           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)            Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g)           Time is of the essence with respect to the time periods set forth in this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Purchaser and Seller have signed this Agreement on the day and year first above written.

PURCHASER:

MANDEKIC COMPANIES, LLC,
a Nevada limited liability company

/S/ Ted Mandekic
By: Ted Mandekic
Its:

SELLER:

SPEAKEASY GAMING OF LAS VEGAS, INC.,
a Nevada corporation

/S/ Edson R. Arneault
By: Edson R. Arneault
Its: President

EXHIBITS

A	—	LEGAL DESCRIPTION
B	—	PERMITTED EXCEPTIONS
C	—	FINANCIAL INFORMATION

SCHEDULES

7(a)	—	ASSUMED LIABILITIES
8(k)	—	SELLER’S LIABILITIES
8(o)	—	GAMING ASSETS AT THE HOTEL
8(p)	—	EMPLOYEES
8(q)	—	EMPLOYEE BENEFIT PLANS